UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) – September 13, 2006

Platinum Underwriters Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	001-31341 (Commission File Number)	98-0416483 (IRS Employer Identification No.)

The Belvedere Building 69 Pitts Bay Road Pembroke, Bermuda (Address of principal executive offices)	HM 08 (Zip Code)
(441) 295-7195
(Registrant’s telephone number, including area code)
N/A
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On September 13, 2006 (the “Effective Date”), Platinum Underwriters Holdings, Ltd. (the “Company”) and its subsidiaries Platinum Underwriters Bermuda, Ltd., Platinum Underwriters Reinsurance, Inc., Platinum Re (UK) Limited (collectively, the “Reinsurance Subsidiaries”) and Platinum Underwriters Finance, Inc. (“Platinum Finance,” and together with the Company and the Reinsurance Subsidiaries, the “Credit Parties”) entered into a five-year, $400 million Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with the Lenders party thereto; Bayerische Hypo-Und Vereinsbank AG, Citibank, N.A., HSBC Bank USA, National Association and ING BANK N.V., London Branch, as Documentation Agents, and Wachovia Bank, National Association, as Administrative Agent, which amended and restated the Company’s three-year $200 million Credit Agreement dated as of October 21, 2005. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Amended and Restated Credit Agreement.
          The Amended and Restated Credit Agreement consists of a $150,000,000 unsecured senior credit facility available for revolving borrowings and letters of credit (the “Tranche 1 Facility”) and a $250,000,000 secured senior credit facility available for letters of credit (the “Tranche 2 Facility”). The Amended and Restated Credit Agreement provides that the aggregate commitments of $400,000,000 may be increased by the Credit Parties by $150,000,000, which increase may be allocated to the Tranche 1 Facility and/or the Tranche 2 Facility (such aggregate commitments, whether or not so increased, the “Commitments”). The Company and Platinum Finance have unconditionally guaranteed the obligations of each of the other Credit Parties under the Amended and Restated Credit Agreement. Borrowings and letters of credit under the Amended and Restated Credit Agreement are generally available for the working capital, liquidity and general corporate requirements of the Credit Parties.
          Borrowings under the Amended and Restated Credit Agreement may be Base Rate Loans, which generally bear interest at the higher of (i) the Federal Funds Rate plus 0.5% per annum, and (ii) the prime rate of Wachovia Bank, National Association, or LIBOR Loans, which generally bear interest at the LIBOR Rate plus an applicable percentage ranging from 0.375% to 0.625% based upon the Company’s non-credit-enhanced, senior unsecured long-term debt rating by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service (the “Debt Rating”). Among other customary fees, a utilization fee at a per annum rate ranging from 0.10% to 0.125% (based upon the Debt Rating) of the average daily aggregate outstanding principal amount of loans outstanding under the Tranche 1 Facility is payable for each day such principal amount is greater than 50% of the aggregate commitments then in effect under the Tranche 1 Facility.
          A fee is payable on letters of credit issued on an unsecured basis under the Tranche 1 Facility at a per annum rate ranging from 0.375% to 0.625% (based upon the Debt Rating) of the average daily aggregate amount available to be drawn under such unsecured letters of credit. The fee for letters of credit issued on a secured basis under the Tranche 2 Facility is payable at a per annum rate of 0.25% of the average daily aggregate amount available to be drawn under such secured letters of credit.
          The Amended and Restated Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this nature. Among other covenants, the Company is required to maintain a ratio of consolidated indebtedness to total capitalization as of the last day of each fiscal quarter of not greater than 0.35 to 1.0, and to maintain a consolidated tangible net worth of not less than (i) the sum of (x) $1,000,000,000, plus (y) 50% of the Company’s Consolidated Net Income for each fiscal year (beginning with the fiscal year ending December 31, 2006) for which Consolidated Net Income is a positive amount plus (z) 50% of the aggregate increases in shareholders’ equity of the Company after December 31, 2005 by reason of the issuance or sale of Capital Stock of the Company (other than the issuance of Capital Stock by the Company or any subsidiary of the Company to their respective directors, officers and employees pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the board of directors of the Company or such subsidiary) or the issuance and sale of Capital Stock of any subsidiary of the Company or other capital contribution to the Company minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of the Company made during the term of the Amended and Restated Credit Agreement so long as and after giving effect thereto, (a) (1) for payments or repurchases made on or before December 31, 2006, Consolidated Tangible Net Worth is not less than $1,000,000,000, (2) for payments or repurchases made after December 31, 2006 but on or before December 31, 2007, Consolidated Tangible Net Worth is not less than $1,150,000,000 and (3) for payments or repurchases made thereafter, Consolidated Tangible Net Worth is not less than $1,250,000,000, (b) no Default or Event of Default has occurred and is continuing, and (c) each such payment or repurchase has been approved by the board of directors of the Company. In addition, each of the Company’s regulated insurance subsidiaries must maintain a financial strength rating from A.M. Best Company of at least B++ at all times.
          If an Event of Default occurs, then, to the extent permitted in the Amended and Restated Credit Agreement, the Lenders may terminate the Commitments, accelerate the repayment of any outstanding loans, demand the deposit of cash collateral equal to the Lenders’ letter of credit exposure, enforce any or all liens and security interests created under the related security documents and/or exercise any of the rights and remedies provided therein, terminate or give notice of nonrenewal in respect of any letter of credit in accordance with its terms and exercise all rights and remedies available to such Lenders under the Amended and Restated Credit Agreement, related security documents and applicable law.
          Under the Amended and Restated Credit Agreement, an Event of Default is defined as (a) a failure to pay any principal or interest on any of the Loans or Reimbursement Obligations under the Amended and Restated Credit Agreement within designated time periods; (b) a failure to comply with certain specified covenants, conditions or agreements; (c) a failure comply with any other conditions, covenants or agreements within 30 days after knowledge or written notice of such failure; (d) a breach of any representation or warranty made in the Amended and Restated Credit Agreement; (e) a failure to pay when due any principal of or interest on any Indebtedness having an aggregate principal amount of at least $25,000,000, or to comply with conditions, covenants or agreements in any agreement or instrument relating to such Indebtedness which causes such Indebtedness to be accelerated prior to its stated maturity; (f) the occurrence of certain bankruptcy, insolvency or reorganization events; (g) the occurrence of certain money judgments or ERISA events in excess of $25,000,000; (h) the issuance of any orders of conservation or supervision in respect of any of the Reinsurance Subsidiaries; (i) the failure of any Security Document to be in full force and effect or the failure of any such Security Document to provide a valid and perfected security interest in the collateral covered thereby; (j) the failure of any of the obligations of the Guarantors to be legally valid and binding obligations; or (k) the occurrence of certain events constituting a change in control of the Company.
          The Amended and Restated Credit Agreement requires that all loans shall be repaid in full no later than the fifth anniversary of the Effective Date, and all letters of credit shall be issued no later than seven days prior to such fifth anniversary, with expiry one year later.
          Certain of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services to the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
          On the Effective Date, outstanding unsecured letters of credit in the amount of approximately $83.7 million that were outstanding under the Company’s three-year $200 million Credit Agreement dated as of October 21, 2005 were deemed continued under the Tranche 1 Facility and Tranche 2 Facility. The foregoing description of the Amended and Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Amended and Restated Credit Agreement and the transactions contemplated thereby. The foregoing description is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.
          The information included pursuant to Item 1.01 is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
          The slides attached hereto as Exhibit 99.2, which are incorporated in this Item 7.01 by reference thereto, will be utilized in a presentation to analysts and investors at the Fox-Pitt, Kelton “Bermuda in Boston” Conference on Tuesday, September 19, 2006 and are furnished pursuant to Regulation FD.
Item 8.01 Other Events
          On September 13, 2006, the Company issued a press release announcing the execution of the Amended and Restated Credit Agreement, which press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference. This report should not be deemed an admission as to the materiality of any information contained in the press release.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of September 13, 2006, by and among the Company, certain subsidiaries of the Company, Wachovia Bank, National Association, Cititbank, N.A., HSBC Bank USA, National Association, Bayerische Hypo-Und Vereinsbank AG and Comerica Bank as the Lenders, and Wachovia Bank, National Association, as Administrative Agent.

Exhibit 10.2	List of Contents of Exhibits and Schedules to the Amended and Restated Credit Agreement. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit 99.1	Press Release dated September 13, 2006, titled “ Platinum Underwriters Holdings, Ltd. Announces $400 Million Five-Year Credit Agreement.” This report should not be deemed an admission as to the materiality of any information contained in the press release.

Exhibit 99.2	Slides for presentation to analysts and investors at the Fox-Pitt, Kelton “Bermuda in Boston” Conference on Tuesday, September 19, 2006.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel and Chief Administrative Officer

Date: September 18, 2006

Exhibit Index

Exhibit Number	Description
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of September 13, 2006, by and among the Company, certain subsidiaries of the Company, Wachovia Bank, National Association, Cititbank, N.A., HSBC Bank USA, National Association, Bayerische Hypo-Und Vereinsbank AG and Comerica Bank as the Lenders, and Wachovia Bank, National Association, as Administrative Agent.

Exhibit 10.2	List of Contents of Exhibits and Schedules to the Amended and Restated Credit Agreement. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit 99.1	Press Release dated September 13, 2006, titled “ Platinum Underwriters Holdings, Ltd. Announces $400 Million Five-Year Credit Agreement.” This report should not be deemed an admission as to the materiality of any information contained in the press release.

Exhibit 99.2	Slides for presentation to analysts and investors at the Fox-Pitt, Kelton “Bermuda in Boston” Conference on Tuesday, September 19, 2006.

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